CONTRACT
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                                     BETWEEN
                                     -------
                      AVVAA WORLD HEALTH CARE PRODUCTS, INC
                      -------------------------------------
                                       AND
                                       ---
                             CROSSFIRE NETWORK, INC.
                             -----------------------


This Contract ("MPC") is entered into this 20th day of January, 2005 between AVVAA World Health Care Product, Inc. ("AVVAA") a Publicly listed, Nevada Corporation, using a correspondence address of P.O. Box 355, 3018 Schaeffer Rd. Falkland, BC, Canada VOE 1WO, and Crossfire Network Inc. ("CF") of 4000 Ponce De Leon St. Coral Gables Florida 33146, for one dollar, cash paid in hand and other valuable considerations to be specified later in this contract.

                                    Recitals
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Whereas, AVVAA is in the business of manufacturing, distributing and marketing innovative FDA approved over the counter drugs and products ("AVVAA Products") for use by both humans and animals and;

Whereas, AVVAA is in need of having certain entities and services, such as provided by CF, to market and sell various products and services for various fees and financial structures; and


Whereas, CF networking, has various business entities in the United States and Foreign Countries, who are ready willing and able, to purchase AVVAA Products through CF's unique product structuring and sales.


Therefore, in consideration of the mutual promises and scenarios set forth below and one dollar cash paid in hand which is acknowledged by signing this contract, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

                                 Confidentiality

CF and AVVAA acknowledges that they will each receive confidential and proprietary business information (in written or other forms) from each other and agree in confidence all such information will be kept confidential, and not distributed without written permission from each party.

                          Fee Structure and Commissions

CF hereby agrees to advertise and market, the three AVVAA Products now being produced by AVVAA under the following terms and conditions. CF will be issued one million (1,000,000) shares of 144 restricted stock in AVVAA, for their initial first years effort to advertise and market AVVAA's Products, along with the issuance of nine hundred thousand (900,000) shares of S8 stock in AVVAA, to allow CF to pay for the marketing and advertising in terms of all those activities necessary to interact and network with all their contacts to sell successfully for the first year. AVVAA will issued 450,000 S8 shares each for Richard Haggart and James A. Walgreen Jr., the principles of CF.

CF will use the following addresses for each.

Richard Haggart,
100 E. Pennsylvannia Ave.
Towson,MD 21286
Telephone # 410-825-5378

James A. Walgreen Jr.,
4000 Ponce de Leon Blvd.
Ste. 470
Coral Gables, FL 33146


In addition AVVAA will pay a retainer fee of $10,000 (Ten thousand dollars) due Febuaray 1, 2005 plus $5,000 ( Five thousand dollars) a month due the first of every month. AVVAA will pay reasonable and approved expenses to CF to cover CF's expenses in connection with AVVAA. Said 144 restricted stock shall be registered in the event that AVVAA files a registration statement with the SEC for any Stock issuances during 2005 fiscal year.

All stock is to be purchased for .001 cents per share to allow CF to take proper tax advantage of selling under the various tax laws of the United States of America. This method of gaining stock on a sale basis is normal and acceptable practice with the SEC and the IRS of the United States of America.

In the case of new products to be introduced by AVVAA through CF to the market CF will receive an additional two hundred thousand (200,000) shares of 144 stock for each new product plus two hundred thousand (200,000) shares of S8 under the same terms and conditions as stated above.

In addition to the above stock structure, there shall be a fifteen percent (15%) commission of the gross sales invoiced as wholesale/distributor pricing ("the

Commission") contracted by CF for AVVAA. CF's commission(s) are and will be for the life time of the product(s) in CF's retail and wholesale distribution channels.


        Effects on the Failure of one Paragraph on Legal Status of Others
        -----------------------------------------------------------------


If any of the headers or legal materials within a paragraph fails due to legal problems its failure will not adverse affect the meaning or enforcement of all other paragraphs either alone or collectively.


                                   Arbitration
                                   -----------

In cases where arbitration is necessary CF and AVVAA elect to use the Board of Arbitration in the Country of Canada as the first remedy to a solution to an issue prior to alerting any court in the State of Florida of a potential legal action through suits.


                                   Accounting
                                   ----------

AVVAA shall maintain records in sufficient detail for purposes of determining the proper amount of the Commission. AVVAA shall provide CF with a monthly printout on accounting that sets forth the manner in which the Commission payment was calculated.

                                  Audit Rights
                                  ------------

The following audit provision shall continue through the term of this Agreement and shall survive the termination of this Agreement for one year as applicable to commission payment obligations prior to such termination. CF shall have the right once every twelve months to audit the records and accounts of AVVAA for the limited purpose of establishing the amount of the Commission payable hereunder. A certified public accounting firm paid for solely by CF shall conduct such audit. Any accounting firm retained for this purpose shall be adequately bound to keep confidential all information of AVVAA obtained during the course of or pursuant to the audit.

In the event that any underpayment shall be determined, such underpayment shall be corrected by appropriate adjustment in payment that shall be due and payable within 30 days of the date of the completion of the audit. In the event an audit reveals a discrepancy in the amount owed to CF and paid by AVVAA of at least 10%, the discrepancy shall be corrected within thirty days and the reasonable expenses of said audit shall be paid for by AVVAA.


                              Term and Termination
                              --------------------

The term of the agreement will be from the Effective Date until January 20 2010 unless either party fails to comply with any material obligation contained in this agreement. If either party notifies the other party of a default, the notified party has 30 days to remedy the default.
The Court Winning party has the right to terminate this agreement immediately, if the default is not remedied within the 30-day period. Otherwise, this agreement will renew automatically each successive year at the end of the term unless either party fails to comply with any material obligation contained in this agreement. In any event, ANY CONTRACT INIATED during the term of this contract remains in force and payable to CF for the life of the deal,, unless earlier terminated by the customer involved in the contract. In the case that a contract is terminated for the convenience of AVVAA and then reinstated within one year CF will also continue to be paid the Commission under the new contract.

                                 Other Contracts
                                 ---------------

In the event that two or more contacted groups or parties are brought to the table by Cf or AVVAA and a distribution deal is to be struck, it is understood that discussions and adjustments may need to be made to prevent the doubling or tripling of the commission fees, and a sub contract agreement may be written

                                  Payment Terms
                                  -------------

AVVAA will pay CF only after it has been paid and this will be done within 15 days of AVVAA receiving payment. AVVAA will pay by wire transfer to the accounts provided by SF.

                                     Notices
                                     -------

All notices shall be in writing and shall be deemed given (a) when delivered by hand, fax (confirmed by regular mail) or courier, or (b) three days after postmark of certified or registered mail, postage prepaid, and return receipt requested. Notice to a party shall be given to the address set forth in the preamble, or to such other address(as)as may be subsequently designated pursuant to proper notice by either party.

                                    Indemnity
                                    ---------

Each Party shall indemnify, defend and hold harmless the other from any asserted third party claims of liability, loss, damages, costs or expenses alleged to have occurred due to the he intentional or negligent acts or emissions of the offending Party or its officers, employees, agents or sub- representatives.

                              Warranty of Authority
                              ---------------------

Each person signing this Agreement on behalf of an entity warrants that he or she has the authority to bind said entity by signing this Agreement.

                                Entire Agreement
                                ----------------

This is the entire agreement and there are no others, either written or verbal, which can take its place without the express written permission of all signatories to this contract. This agreement may be signed all or in part.

IN WITNESS WHEREOF, the undersigned, being properly authorized to execute this Agreement as of the date first set above written, hereunto sets their hand and seat. CF and AVVAA affix the appropriate signatories as persons or corporations to this contract to make it effective and legal.




X /s/ Richard Haggart
-----------------------------------
RICHARD HAGGART, CHAIRMAN OF THE BOARD
for CROSSFIRE NETWORK, INC.





X  /s/ Jack Farley
------------------------------------
JACK FARLEY, PRESIDENT AND CEO
For AVVAA WORLD HEALTH CARE PRODUCTS, INC.